                                                                      Exhibit 23





                        Consent of Independent Auditors



The Plan Committee
Tele-Communications, Inc.
 Employee Stock Purchase Plan:


We consent to incorporation by reference in the Registration Statement (No. 33-59058) on Form S-8 of Tele-Communications, Inc. Employee Stock Purchase Plan of our report dated June 23, 1995, relating to the statements of net assets available for participant benefits of the Tele-Communications, Inc. Employee Stock Purchase Plan as of December 31, 1994 and 1993, and the related statements of changes in net assets of the Tele-Communications, Inc. Employee Stock Purchase Plan available for participant benefits for each of the years in the three-year period ended December 31, 1994 and related schedules which report appears in the December 31, 1994 annual report on Form 11-K of the Tele-Communications, Inc. Employee Stock Purchase Plan.



                                        KPMG Peat Marwick LLP



Denver, Colorado
June 23, 1995